EXHIBIT (f)(i)

Queensland and Queensland Treasury Corporation – Recent Developments

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

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COVID-19 UPDATE

Queensland has been affected by the outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organisation on March 11, 2019. The measures taken by the Queensland Government, the Government of the Commonwealth of Australia, businesses and individuals to restrict the spread of the virus, as well as the effects of the pandemic on the global economy, are impacting on the Queensland economy and Queensland state finances, and these effects will continue for an indeterminate time.

The Queensland Government has adopted a series of measures to restrict the spread of the virus, including ordering residents to remain at home other than for certain limited purposes, banning gatherings, ordering certain non-essential businesses not to operate or to operate only subject to restrictions, and closing the Queensland border to interstate travellers. The Australian Government has closed Australia’s borders to all non-citizens and non-residents.

The Queensland Government anticipates that these measures will have an adverse impact on the state’s economy.

It is not possible at this point to reliably estimate the duration of this crisis or to anticipate whether additional measures will be required. As a result, it is not possible to forecast the overall economic impact on the state.

Both the Queensland and Australian Governments have announced a range of measures to support households and businesses through the crisis. Spending measures announced by the Queensland Government include:

•

A$2.5 billion for measures including payroll tax relief, relief for businesses renting government premises, a worker displacement program to help unemployed people get jobs in sectors facing shortages, electricity bill rebates for all Queensland small and medium-sized businesses that consume less than 100,000 kilowatt hours, liquor licensing fee waiver and assistance to support large businesses to scale up when economic activity improves;

•	A$1.2 billion to expand fever clinics, emergency department capacity, acute care services and regional aeromedical services for remote communities;

•	A$400 million in land tax relief for property owners, which must be passed on to tenants. This measure protects commercial and retail tenants from eviction to safeguard businesses and jobs; and

•	A$300 million in cost-of-living relief for households, including a A$200 credit for all 2.1 million Queensland households to offset the cost of water and electricity.

The Australian government has announced economic measures that it estimates will amount to approximately A$194 billion of fiscal support together with up to an additional A$125 billion of measures to support the flow of credit, including payments to households and a wage subsidy to enable businesses experiencing a significant revenue downturn to retain employees.

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The slowdown in economic activity is likely to result in lower Queensland Government tax and other revenue. This, combined with the additional spending measures, will result in a deterioration in the Government’s fiscal position and an increase to borrowings. The extent of the deterioration is difficult to predict, and will depend on, among other things, the duration of the health crisis and the how quickly normal life can be resumed, whether additional spending measures are required and the speed and extent of the economic recovery in Australia and internationally.

In light of the uncertainty regarding the economic implications of the spread of COVID-19, the Australian federal budget has been deferred to October 6, 2020 and all Australian states and territories, including Queensland, have agreed to delay their budgets.

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